Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2016 and revenue and expenses for the three and nine months ended September 30, 2016 and 2015 and cash flows for the nine months ended September 30, 2016 and 2015. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group and the Liberty Media Group, respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the nine months ended September 30, 2016 included in this Quarterly Report on Form 10-Q. The Recapitalization was completed on April 15, 2016 and the newly issued shares commenced trading or quotation in the regular way on the Nasdaq Global Select Market or the OTC Markets, as applicable, on Monday, April 18, 2016.

The attributed financial information presented herein has been prepared assuming this attribution had been completed as of January 1, 2015. However, this attribution of historical financial information does not purport to be what actual results and balances would have been if such attribution had actually occurred and been in place during these periods. Therefore, the attributed net earnings (losses) presented in the unaudited attributed financial information are not the same as the net earnings (losses) reflected in the Liberty Media Corporation condensed consolidated financial statements included in this Quarterly Report on Form 10-Q. The net earnings (losses) attributed to the Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Media common stock for purposes of those financial statements only relates to the period after the Recapitalization.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Liberty Braves Group and the Liberty Media Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Media common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Media common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2016	2015
	amounts in millions
Cash and cash equivalents	$611	112
Investments in affiliates, accounted for using the equity method	$165	153
Intangible assets not subject to amortization	$23,695	23,695
Intangible assets subject to amortization, net	$1,001	1,027
Total assets	$27,432	27,001
Deferred revenue	$1,811	1,769
Long-term debt, including current portion	$6,362	5,709
Deferred tax liabilities	$1,952	1,622
Attributed net assets	$10,026	9,599
Noncontrolling interest	$6,273	7,198

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	amounts in millions
Revenue	$1,276	1,165	3,711	3,360
Cost of subscriber services (1)	$(489)	(434)	(1,442)	(1,352)
Other operating expenses (1)	$(18)	(18)	(382)	(53)
Selling, general and administrative expense (1)	$(202)	(170)	(549)	(511)
Operating income (loss)	$367	328	1,046	812
Interest expense	$(93)	(80)	(260)	(229)
Income tax (expense) benefit	$(127)	(97)	(328)	(252)
Net earnings (loss) attributable to noncontrolling interests	$54	63	177	139
Earnings (loss) attributable to Liberty Media Corporation stockholders	$96	89	294	189

(1)	Includes stock-based compensation expense as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	amounts in millions
Cost of subscriber services	$8	8	20	23
Other operating expenses	3	5	9	13
Selling, general and administrative expense	25	28	61	79
	$36	41	90	115

Liberty Braves Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2016	2015
	amounts in millions
Cash and cash equivalents	$109	13
Property and equipment, net	$737	362
Investments in affiliates, accounted for using the equity method	$56	39
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$69	70
Total assets	$1,369	849
Deferred revenue	$27	28
Long-term debt, including current portion	$211	139
Deferred tax liabilities	$37	49
Attributed net assets	$425	351

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	amounts in millions
Revenue	$109	119	244	227
Selling, general and administrative expense (1)	$(18)	(17)	(51)	(45)
Operating income (loss)	$1	16	(45)	(16)
Share of earnings (losses) of affiliates, net	$2	2	6	6
Income tax (expense) benefit	$(1)	(7)	15	3
Earnings (loss) attributable to Liberty Media Corporation stockholders	$(22)	10	(22)	(9)

(1)

Includes stock-based compensation of $3 million for each of the three months ended September 30, 2016 and 2015, and $7 million and $5 million for the nine months ended September 30, 2016 and 2015, respectively.

Liberty Media Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2016	2015
	amounts in millions
Cash and cash equivalents	$220	76
Investments in available for sale securities and other cost investments	$1,241	525
Investments in affiliates, accounted for using the equity method	$935	923
Total assets	$2,947	1,952
Long-term debt, including current portion	$1,546	1,033
Attributed net assets	$1,254	983

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	amounts in millions
Selling, general and administrative expense (1)	$(15)	(20)	(44)	(52)
Legal settlement	$—	—	511	—
Operating income (loss)	$(16)	(23)	460	(59)
Interest expense	$(5)	(3)	(12)	(13)
Share of earnings (losses) of affiliates, net	$33	26	26	(11)
Realized and unrealized gains (losses) on financial instruments, net	$7	(200)	(33)	(188)
Income tax (expense) benefit	$(6)	75	(165)	99
Earnings (loss) attributable to Liberty Media Corporation stockholders	$41	(121)	289	(160)

(1)

Includes stock-based compensation of $2 million and $12 million for the three months ended September 30, 2016 and 2015, respectively and $12 million and $27 million for the nine months ended September 30, 2016 and 2015, respectively.

BALANCE SHEET INFORMATION

September 30, 2016

(unaudited)

	Attributed (note 1)
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$611	109	220	—	940
Trade and other receivables, net	233	39	2	—	274
Other current assets	236	16	6	—	258
Total current assets	1,080	164	228	—	1,472
Intergroup interest in the Liberty Braves Group (note 2)	—	—	158	(158)	—
Investments in available-for-sale securities and other cost investments (note 3)	—	8	1,241	—	1,249
Investments in affiliates, accounted for using the equity method (note 4)	165	56	935	—	1,156

Property and equipment, at cost	2,038	783	159	—	2,980
Accumulated depreciation	(703)	(46)	(68)	—	(817)
	1,335	737	91	—	2,163

Intangible assets not subject to amortization
Goodwill	14,165	180	—	—	14,345
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	—	—	24,018
Intangible assets subject to amortization, net	1,001	69	—	—	1,070
Other assets	156	12	294	(27)	435
Total assets	$27,432	1,369	2,947	(185)	31,563

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$(6)	(1)	7	—	—
Accounts payable and accrued liabilities	732	66	26	—	824
Current portion of debt (note 5)	609	—	—	—	609
Deferred revenue	1,811	27	—	—	1,838
Other current liabilities	3	—	12	—	15
Total current liabilities	3,149	92	45	—	3,286
Long-term debt (note 5)	5,753	211	1,546	—	7,510
Deferred income tax liabilities	1,952	37	47	(27)	2,009
Redeemable intergroup interest (note 2)	—	158	—	(158)	—
Other liabilities	279	431	55	—	765
Total liabilities	11,133	929	1,693	(185)	13,570
Equity / Attributed net assets	10,026	425	1,254	—	11,705
Noncontrolling interests in equity of subsidiaries	6,273	15	—	—	6,288
Total liabilities and equity	$27,432	1,369	2,947	(185)	31,563

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2016

(unaudited)

	Attributed (note 1)
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,069	—	—	1,069
Other revenue	207	109	—	316
Total revenue	1,276	109	—	1,385
Operating costs and expenses, including stock-based compensation (note 6):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	273	—	—	273
Programming and content	90	—	—	90
Customer service and billing	95	—	—	95
Other	31	—	—	31
Subscriber acquisition costs	121	—	—	121
Other operating expenses	18	78	—	96
Selling, general and administrative	202	18	15	235
Depreciation and amortization	79	12	1	92
	909	108	16	1,033
Operating income (loss)	367	1	(16)	352
Other income (expense):
Interest expense	(93)	—	(5)	(98)
Share of earnings (losses) of affiliates, net	2	2	33	37
Realized and unrealized gains (losses) on financial instruments, net	—	—	7	7
Unrealized gains (losses) on intergroup interest (note 2)	—	(25)	25	—
Other, net	1	1	3	5
	(90)	(22)	63	(49)
Earnings (loss) before income taxes	277	(21)	47	303
Income tax (expense) benefit	(127)	(1)	(6)	(134)
Net earnings (loss)	150	(22)	41	169
Less net earnings (loss) attributable to the noncontrolling interests	54	—	—	54
Net earnings (loss) attributable to Liberty stockholders	$96	(22)	41	115

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$969	—	—	969
Other revenue	196	119	—	315
Total revenue	1,165	119	—	1,284
Operating costs and expenses, including stock-based compensation (note 6):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	239	—	—	239
Programming and content	68	—	—	68
Customer service and billing	94	—	—	94
Other	33	—	—	33
Subscriber acquisition costs	133	—	—	133
Other operating expenses	18	75	—	93
Selling, general and administrative	170	17	20	207
Depreciation and amortization	82	11	3	96
	837	103	23	963
Operating income (loss)	328	16	(23)	321
Other income (expense):
Interest expense	(80)	(1)	(3)	(84)
Share of earnings (losses) of affiliates, net	1	2	26	29
Realized and unrealized gains (losses) on financial instruments, net	—	—	(200)	(200)
Other, net	—	—	4	4
	(79)	1	(173)	(251)
Earnings (loss) before income taxes	249	17	(196)	70
Income tax (expense) benefit	(97)	(7)	75	(29)
Net earnings (loss)	152	10	(121)	41
Less net earnings (loss) attributable to the noncontrolling interests	63	—	—	63
Net earnings (loss) attributable to Liberty stockholders	$89	10	(121)	(22)

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2016

(unaudited)

	Attributed (note 1)
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$3,110	—	—	3,110
Other revenue	601	244	—	845
Total revenue	3,711	244	—	3,955
Operating costs and expenses, including stock-based compensation (note 6):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	789	—	—	789
Programming and content	258	—	—	258
Customer service and billing	286	—	—	286
Other	109	—	—	109
Subscriber acquisition costs	382	—	—	382
Other operating expenses	57	208	—	265
Selling, general and administrative	549	51	44	644
Legal settlement, net	—	—	(511)	(511)
Depreciation and amortization	235	30	7	272
	2,665	289	(460)	2,494
Operating income (loss)	1,046	(45)	460	1,461
Other income (expense):
Interest expense	(260)	—	(12)	(272)
Share of earnings (losses) of affiliates, net	11	6	26	43
Realized and unrealized gains (losses) on financial instruments, net	—	—	(33)	(33)
Unrealized gains (losses) on intergroup interest (note 2)	—	2	(2)	—
Other, net	2	—	15	17
	(247)	8	(6)	(245)
Earnings (loss) before income taxes	799	(37)	454	1,216
Income tax (expense) benefit	(328)	15	(165)	(478)
Net earnings (loss)	471	(22)	289	738
Less net earnings (loss) attributable to the noncontrolling interests	177	—	—	177
Net earnings (loss) attributable to Liberty stockholders	$294	(22)	289	561

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$2,812	—	—	2,812
Other revenue	548	227	—	775
Total revenue	3,360	227	—	3,587
Operating costs and expenses, including stock-based compensation (note 6):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	783	—	—	783
Programming and content	191	—	—	191
Customer service and billing	280	—	—	280
Other	98	—	—	98
Subscriber acquisition costs	392	—	—	392
Other operating expenses	53	173	—	226
Selling, general and administrative	511	45	52	608
Depreciation and amortization	240	25	7	272
	2,548	243	59	2,850
Operating income (loss)	812	(16)	(59)	737
Other income (expense):
Interest expense	(229)	(2)	(13)	(244)
Share of earnings (losses) of affiliates, net	(3)	6	(11)	(8)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(188)	(188)
Other, net	—	—	12	12
	(232)	4	(200)	(428)
Earnings (loss) before income taxes	580	(12)	(259)	309
Income tax (expense) benefit	(252)	3	99	(150)
Net earnings (loss)	328	(9)	(160)	159
Less net earnings (loss) attributable to the noncontrolling interests	139	—	—	139
Net earnings (loss) attributable to Liberty stockholders	$189	(9)	(160)	20

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2016

(unaudited)

	Attributed (note 1)
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$471	(22)	289	738
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	235	30	7	272
Stock-based compensation	90	7	12	109
Share of (earnings) loss of affiliates, net	(11)	(6)	(26)	(43)
Unrealized (gains) losses on intergroup interest, net	—	(2)	2	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	33	33
Deferred income tax expense (benefit)	319	(10)	98	407
Intergroup tax allocation	(9)	(4)	13	—
Intergroup tax (payments) receipts	2	7	(9)	—
Other charges (credits), net	27	3	5	35
Changes in operating assets and liabilities
Current and other assets	6	(39)	4	(29)
Payables and other liabilities	67	55	7	129
Net cash provided (used) by operating activities	1,197	19	435	1,651
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(13)	(749)	(762)
Cash proceeds from sale of investments	—	—	61	61
Proceeds (payments) on financial instruments, net	—	—	(1)	(1)
Capital expended for property and equipment	(132)	(185)	(1)	(318)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(27)	26	(5)
Net cash provided (used) by investing activities	(136)	(225)	(649)	(1,010)
Cash flows from financing activities:
Borrowings of debt	1,387	194	438	2,019
Repayments of debt	(749)	(126)	(1)	(876)
Intergroup (payments) receipts	8	(34)	26	—
Shares repurchased by subsidiary	(1,225)	—	—	(1,225)
Proceeds from Liberty Braves common stock rights offering	—	203	—	203
Taxes paid in lieu of shares issued for stock-based compensation	(34)	—	(9)	(43)
Other financing activities, net	51	65	(96)	20
Net cash provided (used) by financing activities	(562)	302	358	98
Net increase (decrease) in cash and cash equivalents	499	96	144	739
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$611	109	220	940

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$328	(9)	(160)	159
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	240	25	7	272
Stock-based compensation	115	5	27	147
Share of (earnings) loss of affiliates, net	3	(6)	11	8
Realized and unrealized (gains) losses on financial instruments, net	—	—	188	188
Deferred income tax expense (benefit)	225	(5)	(122)	98
Intergroup tax allocation	(3)	2	1	—
Intergroup tax (payments) receipts	—	1	(1)	—
Other charges (credits), net	16	3	1	20
Changes in operating assets and liabilities
Current and other assets	(154)	12	1	(141)
Payables and other liabilities	113	(8)	37	142
Net cash provided (used) by operating activities	883	20	(10)	893
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	24	151	175
Proceeds (payments) from settlement of financial instruments, net	—	—	(88)	(88)
Capital expended for property and equipment	(91)	(84)	(1)	(176)
Purchases of short term investments and other marketable securities	—	—	(51)	(51)
Sales of short term investments and other marketable securities	—	—	231	231
Other investing activities, net	—	(10)	(30)	(40)
Net cash provided (used) by investing activities	(91)	(70)	212	51
Cash flows from financing activities:
Borrowings of debt	1,579	200	—	1,779
Repayments of debt	(688)	(130)	—	(818)
Intergroup (payments) receipts	9	—	(9)	—
Repurchases of Liberty common stock	—	—	(303)	(303)
Shares repurchased by subsidiary	(1,648)	—	—	(1,648)
Taxes paid in lieu of shares issued for stock-based compensation	(39)	—	(12)	(51)
Other financing activities, net	—	—	4	4
Net cash provided (used) by financing activities	(787)	70	(320)	(1,037)
Net increase (decrease) in cash and cash equivalents	5	20	(118)	(93)
Cash and cash equivalents at beginning of period	148	11	522	681
Cash and cash equivalents at end of period	$153	31	404	588

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)

As discussed in note 2 the accompanying condensed consolidated financial statements, on April 15, 2016 Liberty completed a recapitalization of Liberty Media Corporation’s (“Liberty” or the “Company”) common stock into three new tracking stock groups, one designated as the Liberty Braves common stock, one designated as the Liberty Media common stock and one designated as the Liberty SiriusXM common stock (the “Recapitalization”). The attributed financial information is presented herein on a pro forma basis for the three and nine months ended September 30, 2016 and 2015 as if the Recapitalization had been completed as of January 1, 2015.

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group and Liberty Media Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Liberty Braves Group and Liberty Media Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a public company, such as SIRIUS XM or Live Nation, in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Liberty Media Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, Sirius XM Holdings Inc. (“SIRIUS XM”), corporate cash and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of September 30, 2016, the Liberty SiriusXM Group has cash and cash equivalents of approximately $611 million, which includes $572 million of subsidiary cash.

The Liberty Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”), corporate cash and all liabilities arising under a note obligation from Braves Holdings to Liberty, with a total borrowing capacity of up to $165 million by Braves Holdings (the “Intergroup Note”) relating to funds borrowed and used for investment in the Development Project. As of December 31, 2015, Braves Holdings had drawn approximately $31 million on the Intergroup Note, which is included in the Intergroup payable (receivable) line item in the consolidated attributed balance sheet. $150 million was outstanding under the Intergroup Note which was repaid during June 2016 using proceeds from the subscription rights offering (as described in more detail below), and the Intergroup Note agreement was cancelled. The remaining proceeds from the rights offering were attributed to the Liberty Braves Group. As of September 30, 2016, the Liberty Braves Group has cash and cash equivalents of approximately $109 million, which includes subsidiary cash.

The Liberty Media Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Liberty Braves Group, including Liberty’s interests in Live Nation Entertainment, Inc. (“Live Nation”), minority equity investments in Time Warner Inc. (“Time Warner”), Viacom, Inc. (“Viacom”) and Formula 1, the Intergroup Note, the recovery received in connection with the Vivendi lawsuit, cash, an intergroup interest in the Liberty Braves Group as well as Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments. As discussed in more detail in note 3, on September 7, 2016 Liberty, through its indirect wholly owned subsidiary Liberty GR Cayman Acquisition Company, entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco Limited (“Delta Topco”), the parent company of Formula 1, a global motorsports business. The first purchase agreement was completed on September 7, 2016 and provided for the acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis. On October 27, 2016 under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty’s

Notes to Attributed Financial Information (Continued)

(unaudited)

investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis. Liberty’s interest in Delta Topco and by extension Formula 1 is attributed to the Liberty Media Group. It is expected that Liberty will acquire 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of shares held by certain Formula 1 teams, in a closing under the second purchase agreement (and following the unwind of the first purchase agreement) upon the satisfaction of certain conditions, including certain regulatory and stockholder approvals as discussed in note 3. The second closing (subject to stockholder approval) is expected to occur in the first quarter of 2017. Liberty’s anticipated acquired interest in Formula 1, along with existing Formula 1 cash and debt (which will be non-recourse to Liberty), will be attributed to the Liberty Media Group, which will be renamed the Formula One Group upon completion of the second closing, and the ticker symbols for the Series A, Series B and Series C Liberty Media Group tracking stocks will be changed from LMC (A/B/K), respectively, to FWON (A/B/K), respectively. As of September 30, 2016, the Liberty Media Group has cash and cash equivalents of approximately $220 million.

Following the creation of the new tracking stocks, Liberty distributed to holders of its Liberty Braves common stock subscription rights to acquire shares of Series C Liberty Braves common stock to raise capital to repay the Intergroup Note and for working capital purposes. In the rights distribution, Liberty distributed 0.47 of a Series C Liberty Braves subscription right for each share of Series A, Series B or Series C Liberty Braves common stock held as of 5:00 p.m., New York City time, on May 16, 2016. Fractional Series C Liberty Braves subscription rights were rounded up to the nearest whole right. Each whole Series C Liberty Braves subscription right entitled the holder to purchase, pursuant to the basic subscription privilege, one share of Liberty’s Series C Liberty Braves common stock at a subscription price of $12.80, which was equal to an approximate 20% discount to the trading day volume weighted average trading price of Liberty’s Series C Liberty Braves common stock for the 18-day trading period ending on May 11, 2016.  Each Series C Liberty Braves subscription right also entitled the holder to subscribe for additional shares of Series C Liberty Braves common stock that were unsubscribed for in the rights offering pursuant to an oversubscription privilege. The rights offering commenced on May 18, 2016, which was also the ex-dividend date for the distribution of the Series C Liberty Braves subscription rights. The rights offering expired at 5:00 p.m. New York City time, on June 16, 2016 and was fully subscribed with 15,833,634 shares of Series C Liberty Braves common stock issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. Approximately $150 million of the proceeds from the rights offering were used to repay the amount outstanding on the Intergroup Note and accrued interest to Liberty. The remaining proceeds will be used for future development costs attributed to the Liberty Braves Group. In September 2016, the IRS completed its review of the distribution of the Braves rights offering and notified Liberty that it agreed with the nontaxable characterization of the distribution.

(2)

As part of the Recapitalization, the Liberty Media Group initially held a 20% intergroup interest in the Liberty Braves Group. As a result of the rights offering, the number of notional shares underlying the intergroup interest was adjusted to 9,084,940, representing a 15.5% intergroup interest in the Liberty Braves Group as of September 30, 2016. The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Liberty Media Group has an attributed value in the Liberty Braves Group which is generally stated in terms of a number of shares of stock issuable to the Liberty Media Group with respect to its interest in the Liberty Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The Liberty Media Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Liberty Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Liberty Braves Group to the Liberty Media Group.

(3)	Investments in AFS securities, which are recorded at their respective fair market values, and other cost investments are summarized as follows:

	September 30, 2016	December 31, 2015
	amounts in millions
Liberty SiriusXM Group
Other AFS and cost investments	$—	—
Total attributed Liberty SiriusXM Group	—	—

Liberty Braves Group
Other AFS and cost investments	8	8
Total attributed Liberty Braves Group	8	8

Liberty Media Group
Fair Value Option Securities
Time Warner (a)	339	275
Viacom (b)	70	76
Other equity securities	11	74
Other debt securities	—	25
Total Fair Value Option Securities	420	450
AFS and cost investments
Formula 1 (c)	746	—
Live Nation debt securities	24	24
Other AFS and cost investments	51	51
Total AFS and cost investments	821	75
Total attributed Liberty Media Group	1,241	525

Consolidated Liberty	$1,249	533

(a)

Shares of Time Warner, which are attributed to the Liberty Media Group, are pledged as collateral pursuant to the Braves Holdings mixed-use development facility, which is attributed to the Liberty Braves Group. See note 5 below for details regarding the number and fair value of shares pledged as collateral pursuant to the Braves Holdings mixed-use development facility as of September 30, 2016.

(b)	During the nine months ended September 30, 2015, Liberty sold 1.8 million shares of Viacom common stock for approximately $122 million in proceeds.
(c)

On September 7, 2016 Liberty entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco Limited (“Delta Topco”), the parent company of Formula 1, a global motorsports business, from a consortium of sellers led by CVC Capital Partners (“CVC”). The first purchase agreement was completed on September 7, 2016 and provided for Liberty’s acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis for $746 million, funded entirely in cash (which is equal to $821 million in consideration less a $75 million discount to be repaid by Liberty to selling stockholders upon completion of the acquisition). On October 27, 2016 under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty’s investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis. It is expected that Liberty will acquire 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of shares held by certain

Notes to Attributed Financial Information (Continued)

(unaudited)

Formula 1 teams, in a closing under the second purchase agreement (and following the unwind of the first purchase agreement) upon the satisfaction of certain conditions described in more detail below. Prior to completion of the second closing, CVC will continue to be the controlling shareholder of Formula 1, and Liberty does not have any voting interests or board representation in Formula 1. As a result, we have concluded that we do not have significant influence over Formula 1, and therefore our investment in Formula 1 will be accounted for as a cost investment until the completion of the second closing, at which time we expect to consolidate Formula 1. The second closing is expected to occur in the first quarter of 2017.

The $8.0 billion transaction price for the acquisition represents an enterprise value for Formula 1 of approximately $8.0 billion and an equity value of approximately $4.4 billion, calculated at the time of the first closing. The consideration comprises cash and newly issued shares of Series C Liberty Media Group tracking stock (LMCK) and a debt instrument exchangeable into LMCK shares. In the acquisition the selling stockholders will receive a mix of consideration comprising $1.1 billion in cash (including the cash consideration delivered to certain selling shareholders of Delta Topco under the first stock purchase agreement on September 7, 2016 and on October 27, 2016), 138 million newly issued shares of LMCK and an approximately $351 million exchangeable debt instrument to be issued by Delta Topco and exchangeable into shares of LMCK. Funding for the cash component of the acquisition is expected to come from cash on hand at the Liberty Media Group, debt financing backed by some of our public equity securities and potential liquidity from Liberty Media Group’s portfolio of public equity securities. The newly issued LMCK shares will be subject to market co-ordination and lock-up agreements. If the acquisition is completed, the consortium of sellers led by CVC will own approximately 65% of the pro forma equity interest in the then re-named Formula One Group, inclusive of the dilutive effect of the exchangeable debt instrument, and will have board representation at Formula 1.

The completion of the acquisition is subject to certain conditions, including the receipt of: (i) certain clearances and approvals by antitrust and competition law authorities in various countries, (ii) certain third-party consents and approvals, including that of the Fédération Internationale de l'Automobile, the governing body of Formula 1, and (iii) the approval of Liberty's stockholders of the issuance of LMCK shares in connection with the acquisition. Liberty has agreed to use its reasonable endeavors to solicit proxies to approve the issuance of LMCK shares in connection with the acquisition and to approve the name change of the Liberty Media Group to the Formula One Group. Additional information regarding the acquisition of Formula 1 will be included in a proxy statement to be filed by Liberty with the Securities and Exchange Commission (a preliminary filing of which has been made) relating to the matters to be voted upon by Liberty's stockholders described above.

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)	The following table presents information regarding certain equity method investments attributed to each of the Liberty SiriusXM Group, Liberty Braves Group and Liberty Media Group:

	September 30, 2016			December 31, 2015
	Percentage	Market	Carrying	Carrying
	ownership	Value	amount	amount
	dollar amounts in millions
Liberty SiriusXM Group
SIRIUS XM Canada (a)	37%	$171	$165	153
Total Liberty SiriusXM Group			165	153

Liberty Braves Group
Other	various	NA	56	39
Total Liberty Braves Group			56	39

Liberty Media Group
Live Nation (b)	34%	$1,914	776	764
Other	various	NA	159	159
			935	923
Consolidated Liberty			$1,156	1,115

(a)

SIRIUS XM has an investment in SIRIUS XM Canada that was recorded at fair value, based on the market price per share (level 1), in the application of purchase accounting upon the acquisition of a controlling interest in SIRIUS XM on January 18, 2013. See discussion below of SIRIUS XM Canada.

(b)

Shares of Live Nation, which are held by the Liberty Media Group, are pledged as collateral pursuant to a margin loan agreement, which is held by the Liberty SiriusXM Group. See note 5 below for details regarding the number and fair value of shares pledged as collateral pursuant to this margin loan agreement as of September 30, 2016.

SIRIUS XM Canada

In the acquisition of SIRIUS XM, Liberty acquired an interest in SIRIUS XM Canada which SIRIUS XM accounts for as an equity method affiliate. Liberty recognized the investment at fair value, based on the market price per share (level 1), on the date of acquisition.

SIRIUS XM has entered into agreements to provide SIRIUS XM Canada with the right to offer SIRIUS XM satellite radio service in Canada. The various license and services agreements with SIRIUS XM Canada will expire in 2017 and 2020. SIRIUS XM receives a percentage based royalty of 10% and 15% for certain types of subscription revenue earned by SIRIUS XM Canada for the distribution of Sirius and XM platforms, respectively, royalties for activation fees and premium services and reimbursement for other charges. At September 30, 2016, SIRIUS XM has approximately $3 million and $9 million in current and noncurrent related party liabilities, respectively, related to these agreements described above with SIRIUS XM Canada which are recorded in current and noncurrent other liabilities, respectively, in the Company’s condensed consolidated balance sheet.  Additionally, SIRIUS XM has approximately $5 million in current related party assets at September 30, 2016 due to activation fees and streaming and chipset costs for which SIRIUS XM Canada reimburses SIRIUS XM that are recorded in other current assets in the Company’s condensed consolidated balance sheet. SIRIUS XM recorded approximately $12 million and $18 million in revenue for the three months ended September 30, 2016 and 2015, respectively, and $32 million and $44 million for the nine months ended September 30, 2016 and 2015, respectively, associated with these various agreements in the other revenue line in the condensed consolidated statements of operations.  SIRIUS XM Canada declared dividends to SIRIUS

Notes to Attributed Financial Information (Continued)

(unaudited)

XM of $4 million during the three months ended September 30, 2015, and $8 million and $12 million during the nine months ended September 30, 2016 and 2015, respectively.

On May 12, 2016, a subsidiary of SIRIUS XM, Sirius XM Radio Inc. (“Sirius XM Radio”), entered into an arrangement agreement (the “Arrangement Agreement”) with SIRIUS XM Canada. Pursuant to the Arrangement Agreement, SIRIUS XM Radio and certain Canadian shareholders will form a new company to acquire shares of SIRIUS XM Canada not already owned by them pursuant to a plan of arrangement (the “Transaction”). In connection with the Transaction, SIRIUS XM Canada’s shareholders will be entitled to elect to receive, for each share of SIRIUS XM Canada held, C$4.50 (U.S.$3.50 as of May 12, 2016) in (i) cash, (ii) shares of SIRIUS XM’s common stock, (iii) a security exchangeable for shares of SIRIUS XM’s common stock, or (iv) a combination thereof; provided that no more than 50% of the total consideration in the Transaction (or up to 35 million shares) will be issued in SIRIUS XM common stock and exchangeable shares. All of the obligations of SIRIUS XM Radio under the Arrangement Agreement are guaranteed by SIRIUS XM.

Following the Transaction, SIRIUS XM Radio is expected to hold a 70% economic interest and 33% voting interest in SIRIUS XM Canada, with the remainder of the voting power and economic interest held by Slaight Communications and Obelysk Media, two of SIRIUS XM Canada’s current Canadian shareholders. SIRIUS XM Radio expects to contribute to SIRIUS XM Canada approximately U.S. $275 million in connection with the Transaction (assuming that all shareholders elect to receive cash in connection with the Transaction), which amount is expected to be used to pay the cash consideration to SIRIUS XM Canada’s shareholders and will be decreased proportionately if shareholders elect to receive consideration in shares of SIRIUS XM common stock or securities exchangeable for SIRIUS XM common stock.

The Transaction has been approved by the shareholders of SIRIUS XM Canada and the required court approval. The Transaction remains subject to receipt of Canadian Radio-Television and Telecommunications Commission approval. Pending receipt of all necessary approvals, the Transaction is expected to close in the fourth quarter of 2016.

Notes to Attributed Financial Information (Continued)

(unaudited)

(5)	Debt attributed to the Liberty SiriusXM Group, Liberty Braves Group and Liberty Media Group is comprised of the following:

	Outstanding	Carrying value
	Principal	September 30,	December 31,
	September 30, 2016	2016	2015
	amounts in millions
Liberty SiriusXM Group
Corporate level notes and loans:
Margin loans	$250	250	250
Subsidiary notes and loans:
SIRIUS XM 5.875% Senior Notes due 2020	650	646	645
SIRIUS XM 5.75% Senior Notes due 2021	600	596	596
SIRIUS XM 5.25% Senior Secured Notes due 2022	400	405	406
SIRIUS XM 4.25% Senior Notes due 2020	500	497	496
SIRIUS XM 4.625% Senior Notes due 2023	500	496	496
SIRIUS XM 6% Senior Notes due 2024	1,500	1,486	1,485
SIRIUS XM 5.375% Senior Notes due 2025	1,000	990	989
SIRIUS XM 5.375% Senior Notes due 2026	1,000	989	—
SIRIUS XM Credit Facility	—	—	340
SIRIUS XM leases	14	14	13
Less deferred financing costs	(7)	(7)	(7)
Total Liberty SiriusXM Group	6,407	6,362	5,709
Liberty Braves Group
Subsidiary notes and loans:
Notes and loans	220	220	147
Less deferred financing costs	(9)	(9)	(8)
Total Liberty Braves Group	211	211	139
Liberty Media Group
Corporate level notes and loans:
Liberty 1.375% Cash Convertible Notes due 2023	1,000	1,048	995
2.25% Exchangeable Senior Debentures due 2046	445	462	—
Notes and loans	36	36	38
Total Liberty Media Group	1,481	1,546	1,033
Total debt	$8,099	8,119	6,881
Less debt classified as current		(609)	(255)
Total long-term debt		7,510	6,626

Notes to Attributed Financial Information (Continued)

(unaudited)

Margin Loans

During October 2015, Liberty refinanced a margin loan arrangement for a similar financial instrument with a term loan of $250 million and a $1 billion undrawn line of credit, which was scheduled to mature during October 2016. This margin loan arrangement was refinanced during October 2016, as discussed below. Shares of SIRIUS XM and Live Nation were pledged as collateral pursuant to this agreement. The term loan and any drawn portion of the revolver carried an interest rate of LIBOR plus an applicable spread between 1.75% and 2.25% (based on the value of collateral) with the undrawn portion carrying a fee of 0.75%. Borrowings outstanding under this margin loan bore interest at a rate of 2.27% per annum at September 30, 2016. Other terms of the agreement were substantially similar to the previous arrangement. As of September 30, 2016, availability under the revolving line of credit was $1 billion.

During October 2016, Liberty refinanced this margin loan arrangement for a similar financial instrument with a term loan of $250 million and a $500 million undrawn line of credit, which is scheduled to mature during October 2018. Shares of SIRIUS XM common stock are pledged as collateral pursuant to this agreement.  Shares of Live Nation common stock are no longer pledged as collateral pursuant to this agreement. The new term loan and any drawn portion of the revolver carries an interest rate of LIBOR plus 1.75% with the undrawn portion carrying a fee of 0.75%. Other terms of the agreement were substantially similar to the previous arrangement.

As of September 30, 2016, the values of shares pledged as collateral pursuant to the original $1.25 billion margin loan due 2016 are as follows:

	Number of Shares Pledged
	as Collateral as of	Share value as of
Investment	September 30, 2016	September 30, 2016
	amounts in millions
Liberty SiriusXM Group
SIRIUS XM	145.4	$606
Liberty Media Group
Live Nation	4.2	$116

As discussed in note 4, shares of Live Nation, which were pledged as collateral pursuant to the margin loan agreement, are held by the Liberty Media Group. Following the Recapitalization, the Company’s Board of Directors approved an amount payable by the Liberty SiriusXM Group to the Liberty Media Group in order to reflect the credit support provided by the assets of the Liberty Media Group used as collateral for the margin loan obligation attributed to the Liberty SiriusXM Group. The amount payable is determined and paid quarterly in arrears, based on the average share price of Live Nation common stock each period. This inter-group arrangement is recorded through the Intergroup payable (receivable) line item in the condensed consolidated attributed balance sheets and through the Interest expense line item in the condensed consolidated statements of operations and eliminated in consolidation. The total amount payable is expected to be less than $1 million each annual period. This inter-group arrangement was extinguished during October 2016 in connection with the margin loan refinancing since shares of Live Nation are no longer pledged as collateral pursuant to the new margin loan arrangement.

Braves Holdings Notes

In 2014, Braves Holdings, through a wholly-owned subsidiary, purchased 82 acres of land for the purpose of constructing a Major League Baseball facility and development of a mixed-use complex adjacent to the ballpark.  The new facility is expected to cost approximately $672 million and Braves Holdings expects to spend approximately $50 million in other costs and equipment related to the new ballpark.  Funding for the ballpark will be split between Braves Holdings, Cobb County and Cobb-Marietta Coliseum and Exhibit Hall Authority. Cobb-Marietta Coliseum and Exhibit Hall Authority and Cobb County (collectively the “Authority”)

Notes to Attributed Financial Information (Continued)

(unaudited)

will be responsible for funding $392 million of ballpark related construction and Braves Holdings will be responsible for remainder of cost, including cost overruns.  Cobb-Marietta Coliseum and Exhibit Hall Authority issued $368 million in bonds during September 2015. Braves Holdings received $103 million of the bond proceeds during September 2015 as reimbursement for project costs paid for by Braves Holdings prior to the funding of the bonds. Funding for ballpark initiatives by Braves Holdings has come from cash reserves and utilization of two credit facilities. Additionally, during September 2015, Braves Holdings entered into a $345 million term loan (the “Braves Term Loan”). The Braves Term Loan initially bore interest at LIBOR plus an applicable spread between 1.50% and 1.75% (based on the debt service coverage ratio) per annum and an unused commitment fee of 0.35% per annum based on the average daily unused portion of the Braves Term Loan, payable quarterly in arrears. In connection with entering into the Braves Senior Secured Note during August 2016 (discussed below), Braves Holdings partially repaid and reduced the capacity on the Braves Term loan from $345 million to $130 million and amended the interest rate on the Braves Term Loan to LIBOR plus 1.75%. The interest rate on the Braves Term Loan was 2.27% as of September 30, 2016. The Braves Term Loan is scheduled to mature during August 2021. In connection with entering into the Braves Term Loan, Braves Holdings partially repaid and reduced the capacity on one of the credit facilities from $250 million to $85 million for a total capacity under the credit facilities of $185 million. As of September 30, 2016, the weighted average interest rate on the credit facilities was 2.05%. As of September 30, 2016, Braves Holdings has borrowed approximately $186 million under the Braves Term Loan and two facilities.

During August 2016, a subsidiary of Braves Holdings entered into a $200 million senior secured note which was funded during October 2016 (the “Braves Senior Secured Note”). The Braves Senior Secured Note bears interest at 3.77% per annum, payable semi-annually in arrears. The Braves Senor Secured Note is scheduled to mature during August 2041. A portion of the proceeds from the Braves Senior Secured Note were used to partially repay the Braves Term Loan, and the remaining funds will be used to finance the stadium construction.

Due to Braves Holdings providing the initial funding of the project and its ownership of the land during the initial construction period, until the initial reimbursement by the Authority during September 2015 at which time the land was conveyed to the Authority, Braves Holdings has been deemed the owner (for accounting purposes) of the stadium during the construction period and costs have been classified as construction in progress (“CIP”), within the Property and equipment, net line item. Future costs of the project will continue to be captured in CIP along with a corresponding liability in other liabilities, for amounts funded by the Authority. At the end of construction an additional determination will be made to determine whether the transaction will qualify for sale-leaseback accounting treatment.

In addition, Braves Holdings through affiliated entities and outside development partners are in the process of developing land around the ballpark for a mixed-use complex that is expected to feature retail, residential, office, hotel and entertainment opportunities. The estimated cost for mixed-use development is $558 million, of which Braves Holdings affiliated entities are expected to fund approximately $490 million, which Braves Holdings intends to fund with a mix of approximately $200 million in equity and $290 million in new debt. In December 2015, certain subsidiaries of Braves Holdings entered into three separate credit facilities totaling $207 million to fund a portion of the mixed use development costs. The maturity dates of the facilities range between December 2018 and December 2019, and all of the facilities contain two year extension options. Interest rates on the credit facilities bear interest at LIBOR plus an applicable spread between 2.0% and 2.6%, with certain step-downs upon lease of the mixed use facilities at the completion of construction. As of September 30, 2016, $34 million was drawn on these facilities with a weighted average interest rate of 2.60%.

As discussed in note 3 above, 464 thousand Time Warner shares were pledged as collateral to the mixed use facilities. The fair value of the shares pledged as of September 30, 2016 was $37 million. Shares of Time Warner are held by the Liberty Media Group. Following the Recapitalization, the Company’s Board of Directors approved an amount payable by the Liberty Braves Group to pay the Liberty Media Group in order to reflect the credit support provided by the assets of the Liberty Media Group used as collateral for the credit facility obligations of the Liberty Braves Group. The amount of this obligation is determined and paid quarterly in arrears, based on the average share price of Time Warner common stock each period. This inter-group arrangement is recorded through the Intergroup payable (receivable) line item in the condensed consolidated attributed balance sheets and through the Interest expense line item in the condensed consolidated statements

Notes to Attributed Financial Information (Continued)

(unaudited)

of operations and eliminated in consolidation. The total amount payable is expected to be less than $1 million each annual period.

In August 2016, a subsidiary of Braves Holdings entered into a credit facility with an availability of $30 million to fund a portion of the entertainment venue as part of the mixed use development. This facility matures during August 2020 and contains one twelve month extension option. The credit facility bears interest at LIBOR plus 3.25%, with a step-down upon completion of construction. This facility was undrawn as of September 30, 2016.

As of September 30, 2016, approximately $496 million has been spent to-date on the baseball facility, of which approximately $373 million of funding has been provided by the Authority, and $238 million has been spent to date on the mixed-use development.

Liberty 1.375% Cash Convertible Notes due 2023

On October 17, 2013, Liberty issued $1 billion aggregate principal amount of 1.375% Cash Convertible Senior Notes due 2023 ("Convertible Notes").  The Convertible Notes will mature on October 15, 2023 unless earlier repurchased by us or converted.  Interest on the Convertible Notes is payable semi-annually in arrears on April 15 and October 15 of each year at a rate of 1.375% per annum. All conversion of the Convertible Notes will be settled solely in cash, and not through the delivery of any securities. During the year ended December 31, 2014, in connection with the issuance of Series C Liberty Media Corporation common stock and the Broadband Spin-Off, as discussed in note 1 to the accompanying condensed consolidated financial statements, the conversion rate was adjusted to 21.0859 shares of Series A Liberty Media Corporation common stock per $1,000 principal amount of Convertible Notes with an equivalent conversion price of $47.43 per share of Series A Liberty Media Corporation common stock. Holders of the Convertible Notes may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date of the notes under certain circumstances. Liberty has elected to account for this instrument using the fair value option.  Accordingly, changes in the fair value of this instrument are recognized as unrealized gains (losses) in the statement of operations.  As of September 30, 2016, the Convertible Notes are classified as a long term liability in the condensed consolidated balance sheet, as the conversion conditions have not been met.

As a result of the Recapitalization, as discussed in note 1, the Convertible Notes are convertible into cash based on the product of the conversion rate specified in the indenture and the basket of tracking stocks into which each outstanding share of Series A Liberty Media Corporation common stock has been reclassified (the “Securities Basket”). The supplemental indenture entered into on April 15, 2016 in connection with the Recapitalization amends the conversion, adjustment and other provisions of the indenture to give effect to the Recapitalization and provides that the conversion consideration due upon conversion of any Convertible Note shall be determined as if references in the indenture to one share of Series A Liberty Media Corporation common stock were instead a reference to the Securities Basket, initially consisting of 0.10 of a share of Series A Liberty Braves common stock, 1.0 share of Series A Liberty SiriusXM common stock and 0.25 of a share of Series A Liberty Media common stock. The Series A Liberty Braves common stock component of the Securities Basket was adjusted to 0.1087 pursuant to anti-dilution adjustments arising out of the distribution of subscription rights to purchase shares of Series C Liberty Braves common stock made to all holders of Liberty Braves common stock.

Additionally, contemporaneously with the issuance of the Convertible Notes, Liberty entered into privately negotiated cash convertible note hedges and purchased call options (the “Bond Hedge Transaction”). The Bond Hedge Transaction is expected to offset potential cash payments Liberty would be required to make in excess of the principal amount of the Convertible Notes, upon conversion of the notes in the event that the volume-weighted average price per share of the Series A Liberty common stock, as measured under the cash convertible note hedge transactions on each trading day of the relevant cash settlement averaging period or other relevant valuation period, is greater than the strike price of Series A Liberty Media Corporation common stock, which corresponded to the initial conversion price of the Convertible Notes. During the year ended December 31, 2014, in connection with the issuance of Series C Liberty common stock and the Broadband Spin-Off, as discussed in note 1 to the accompanying condensed consolidated financial statements, the number of shares covered by the Bond Hedge Transaction was adjusted to 21,085,900 shares of Series A Liberty common stock

Notes to Attributed Financial Information (Continued)

(unaudited)

and the strike price was adjusted to $47.43 per share of Series A Liberty common stock, which corresponds to the adjusted conversion price of the Convertible Notes. In connection with the Recapitalization and the entry into the supplemental indenture on April 15, 2016, Liberty entered into amendments to the Bond Hedge Transaction with each of the counterparties to reflect the adjustments resulting from the Recapitalization. As of the effective date of the Recapitalization, the Bond Hedge Transaction covered, in the aggregate, 5,271,475 shares of Series A Liberty Media common stock, 21,085,900 shares of Series A Liberty SiriusXM common stock and 2,108,590 shares of Series A Liberty Braves common stock, subject to anti-dilution adjustments pertaining to the Convertible Notes, which was equal to the aggregate number of shares comprising the Securities Basket underlying the Convertible Notes at that time. The aggregate number of shares of Series A Liberty Braves common stock relating to the Bond Hedge Transaction was increased to 2,292,037, pursuant to anti-dilution adjustments arising out of the rights distribution (note 2).  The expiration of these instruments is October 15, 2023. The fair value of these instruments is included in Other assets, at cost, net of accumulated amortization as of September 30, 2016 and December 31, 2015 in the accompanying condensed consolidated balance sheets, with changes in the fair value recorded as unrealized gains (losses) on financial instruments in the accompanying condensed consolidated statements of operations.

Concurrently with the Convertible Notes and Bond Hedge Transaction, Liberty also entered into separate privately negotiated warrant transactions under which Liberty sold warrants relating to the same number of shares of common stock as underlie the Bond Hedge Transaction, subject to anti-dilution adjustments (“Warrant Transactions”). The first expiration date of the warrants is January 16, 2024 and expire over a period covering 81 days thereafter. Liberty may elect to settle its delivery obligation under the Warrant Transactions with cash. As of December 31, 2015, there were 21,085,900 warrants outstanding was with a strike price of $64.46 per share. In connection with the Recapitalization, Liberty entered into amendments to the warrant transactions with each of the option counterparties to reflect the adjustments to the Warrant Transactions resulting from the Recapitalization (“Amended Warrant Transactions”).  As of the effective date of the Recapitalization, the Amended Warrant Transactions covered, in the aggregate, 5,271,475 shares of Series A Liberty Media common stock, 21,085,900 shares of Series A Liberty SiriusXM common stock and 2,108,590 shares of Series A Liberty Braves common stock, subject to anti-dilution adjustments. The aggregate number of shares of Series A Liberty Braves common stock relating to the Amended Warrant Transactions was increased to 2,292,037, pursuant to anti-dilution adjustments arising out of the rights distribution. The strike price of the warrants was adjusted, as a result of the Recapitalization, to $61.16 per share. The Amended Warrant Transactions may have a dilutive effect with respect to the shares comprising the Securities Basket underlying the warrants to the extent that the settlement price exceeds the strike price of the warrants, and the warrants are settled in shares comprising such Securities Basket. The warrants were recorded in equity at the Liberty Media Group.

2.25% Exchangeable Senior Debentures due 2046

On August 17, 2016, Liberty closed a private offering of approximately $445 million aggregate principal amount of its 2.25% exchangeable senior debentures due 2046 (the “2.25% Exchangeable Senior Debentures due 2046”). Upon an exchange of debentures, Liberty, at its option, may deliver Time Warner common stock, cash or a combination of Time Warner common stock and cash. The number of shares of Time Warner common stock attributable to a debenture represents an initial exchange price of approximately $104.55 per share. A total of approximately 4.25 million shares of Time Warner common stock are attributable to the debentures. Interest is payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2016. The debentures may be redeemed by Liberty, in whole or in part, on or after October 5, 2021. Holders of the debentures also have the right to require Liberty to purchase their debentures on October 5, 2021. The redemption and purchase price will generally equal 100% of the adjusted principal amount of the debentures plus accrued and unpaid interest.

The debentures, as well as the associated cash proceeds, were attributed to the Liberty Media Group. Liberty used the net proceeds of the offering for the acquisition of an investment in Formula 1 during September 2016, as further described in note 3. Liberty has elected to account for the debentures using the fair value option. Accordingly, changes in the fair value of these instruments are recognized as unrealized gains (losses) in the condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The debentures have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The debentures were offered by means of an offering memorandum solely to "Qualified Institutional Buyers" pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

On October 22, 2016, AT&T Inc. (“AT&T”) and Time Warner announced that they have entered into a definitive agreement under which AT&T will acquire Time Warner in a stock-and-cash transaction. The transaction is expected to close before year-end 2017, subject to approval by Time Warner shareholders and review by the U.S. Department of Justice, as well as potential review by the FCC. If the acquisition is consummated, in accordance with the terms of the indenture governing the 2.25% Exchangeable Senior Debentures due 2046, the cash portion of the acquisition consideration will be paid as an extraordinary additional distribution to holders of debentures and the stock portion of the acquisition consideration will become reference shares attributable to the debentures. Additionally, if the acquisition is consummated, any amount of excess regular quarterly cash dividends paid on the AT&T reference shares will be distributed by the Company to holders of the debentures as an additional distribution.

(6)

Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Liberty Braves Group and the Liberty Media Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(7)

Except for the Intergroup Note between the Liberty Braves Group and the Liberty Media Group as discussed in note 1 and the intergroup arrangements regarding the securities held by the Liberty Media Group pledged as collateral pursuant to loans at the Liberty SiriusXM Group and the Liberty Braves Group as discussed in note 4, the intergroup balance at September 30, 2016 and December 31, 2015 is primarily a result of timing of tax benefits.

Per the tracking stock tax sharing policies, consolidated income taxes arising from the Liberty SiriusXM Group in periods prior to the Recapitalization were not subject to tax sharing and were allocated to the Liberty Media Group. As such, the balance of the Intergroup tax payable between the Liberty SiriusXM Group and the Liberty Media group was zero at the effective date of the Recapitalization and is accounted for on a go forward basis beginning on such date.

(8)

The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Media common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group will be entitled to one vote per share, and holders of Series B common stock of each group will be entitled to ten votes per share. Holders of Series C common stock of each group will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM stock, Series A and Series B Liberty Braves stock, or the approval of the holders of only Series A and Series B Liberty Media stock.

Notes to Attributed Financial Information (Continued)

(unaudited)

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.